Exhibit 23.1
CONSENT OF INDEPENDENT AUDITORS
We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Polaris Industries Inc. Omnibus Incentive Plan of our reports dated February 21, 2007, with respect to the consolidated financial statements and schedule of Polaris Industries Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2006, Polaris Industries Inc.’s management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Polaris Industries Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Minneapolis, Minnesota
November 27, 2007